Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 5, 2009, by and among: CELL BIOSCIENCES, INC., a Delaware corporation (“Parent”); ASTRO ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and ALPHA INNOTECH CORP., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. Contemporaneously with the execution and delivery of this Agreement, certain stockholders of the Company are entering into Voting Agreements in favor of Parent (the “Voting Agreements”) and proxies related thereto.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing, and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the mutual consent of Parent and the Company prior to the Closing (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

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1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub as of the date of this Agreement (other than with respect to the name of the Surviving Corporation);

(b) the Bylaws of the Surviving Corporation shall be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) unless otherwise determined by Parent prior to the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) except as provided in clause “(i)” above and subject to Sections 1.5(b), 1.5(c) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.50 in cash, without interest; and

(iii) each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The amount of cash consideration per share specified in clause “(ii)” of the preceding sentence (as such amount may be adjusted in accordance with Section 1.5(b)) is referred to as the “Per Share Merger Price.”

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Price shall be appropriately adjusted.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or

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other condition under any applicable restricted stock purchase agreement or other Contract under which the Company has any rights, then: (i) the Merger Consideration to be paid in exchange for such shares of Company Common Stock will be vested and not subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the holder of such shares of Company Common Stock shall be entitled to receive the Merger Consideration in accordance with Sections 1.5 and 1.7. The Company shall use its reasonable best efforts to cause any such repurchase option, risk of forfeiture or other condition and the Company’s rights to reacquire or repurchase such shares of Company Common Stock to lapse effective as of immediately prior to the Effective Time.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”). Within one business day after the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid promptly to, Parent.

(b) As soon as practicable (and in any event no later than two business days) after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form containing such provisions as Parent or the Payment Agent may reasonably specify and that are reasonably acceptable to the Company prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to

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receive in exchange therefor the dollar amount that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its reasonable discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Payment Agent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d) Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of any Company Stock Certificate (in his or her capacity as a holder of Company Common Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement and shall pay such withheld amount to the applicable Governmental Body. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

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(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, (B) any withdrawal of any such demand and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

1.9 Treatment of Stock Options and Warrants.

(a) The Company shall use its reasonable best efforts to cause the vesting of each Company Option outstanding immediately prior to the Effective Time to be accelerated in full immediately prior to the Effective Time, and each such Company Option, if not exercised immediately prior to the Effective Time, shall be canceled as of the Effective Time and shall thereafter represent the right to receive, in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time; multiplied by (ii) the amount by which the Per Share Merger Price exceeds the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time (it being understood that, if the exercise price payable in respect of such Company Option equals or exceeds the Per Share Merger Price, the amount payable hereunder shall be zero for such Company Option), less any required tax withholding.

(b) The Company shall use its reasonable best efforts to cause each Company Warrant, if not exercised immediately prior to the Effective Time, to be canceled as of the Effective Time and shall thereafter represent the right to receive, in consideration for such cancellation, an amount in cash equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time; multiplied by (ii) the amount by which the Per Share Merger Price exceeds the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time (it being understood that, if the exercise price payable in respect of such Company Warrant equals or exceeds the Per Share Merger Price, the amount payable hereunder shall be zero for such Company Warrant).

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

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2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the applicable Part of the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization and Good Standing; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is incorporated) in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority necessary to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each state in which the nature of the business conducted by it makes such qualification necessary, except as would not have a Company Material Adverse Effect.

(b) Part 2.1 of the Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges or encumbrances, except for Permitted Encumbrances.

(c) Other than equity interests in the Subsidiaries held by the Company or any of its Subsidiaries, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights to acquire any capital stock or other voting securities or ownership interests in any Subsidiary of the Company. Except for securities or interests classified as marketable securities or short-term investments under GAAP, as of the date hereof, neither the Company nor any of its Subsidiaries owns any capital stock or other equity interest in, or any interest convertible, exchangeable or excisable for, any such capital stock or other equity interest in, any Person (other than a Subsidiary of the Company).

2.2 Certificate of Incorporation; Bylaws. The Company has delivered or made available to Parent copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. The Company is not in violation of its certificate of incorporation or bylaws. For purposes of this Agreement, the Company will be deemed to have made available to Parent any document filed or furnished by the Company and publicly available on the SEC’s EDGAR website.

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2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of September 4, 2009: (i) 10,934,762 shares of Company Common Stock were issued (and not held by the Company as treasury shares) and outstanding; (ii) 4,746 shares of Company Common Stock were held by the Company as treasury shares; (iii) 2,812,939 shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Plans, of which 1,996,710 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company. As of September 4, 2009, 1,529,138 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company with an exercise price less than the Per Share Merger Price, which options have an aggregate exercise price of $1,485,018. From September 3, 2009 to the date of this Agreement, the Company has not issued any shares of Company Common Stock other than resulting from the exercise of options reflected in the immediately preceding sentence as outstanding as of September 4, 2009. As of September 4, 2009, the Company has reserved 1,164,991 shares of Company Common Stock for issuance under outstanding Company Warrants.

(b) Except for options, warrants, rights, securities and plans referred to in Section 2.3(a) or as set forth in Part 2.3(b) of the Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding option, warrant or right to acquire from the Company any shares of the capital stock of the Company; (ii) outstanding security of the Company that is convertible into or exchangeable for any shares of Company Common Stock; or (iii) securities or contractual rights that give any Person the right to receive any economic interest of a nature accruing to the holders of Common Stock.

(c) The Company has delivered or made available to Parent copies of: (A) the Company Stock Plans, which cover the Company Options granted by the Company that are outstanding as of the date of this Agreement; and (B) the forms of all stock option and other award agreements with respect to the Company Stock Plans.

2.4 SEC Filings; Financial Statements.

(a) All registration statements (on a form other than Form S-8), annual, quarterly and periodic reports and definitive proxy statements required to be filed by the Company with the SEC between January 1, 2008 and the date of this Agreement (the “Company SEC Documents”) have been so filed. As of the time it was filed with the SEC: (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document on or prior to the date of this Agreement; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective

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Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 and relating to the Company SEC Documents, together with all written responses of the Company thereto sent to the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b) The financial statements (including any related notes) contained in the Company SEC Documents fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments).

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet; and (iii) liabilities that are not material in the aggregate to the Company and its Subsidiaries taken as a whole.

(d) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).

(e) The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) (“Internal Controls”). The Company had disclosed, as of the date of filing with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, to the Company’s auditors and audit committee of the Company Board, to its Knowledge, (i) all significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls.

2.5 Absence of Certain Changes. Between the date of the Latest Balance Sheet and the date of this Agreement, neither the Company nor any of its Subsidiaries has: (a) suffered any Company Material Adverse Effect that has not ceased to be a Company Material Adverse Effect; (b) suffered any loss, damage or destruction to any of its assets with a value in excess of $50,000 in the aggregate; (c) amended its certificate of incorporation or bylaws; (d) incurred any indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business; (e) changed, in any material respect, its accounting methods, principles or

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practices except as required by changes in GAAP; (f) sold or otherwise transferred any assets with a value in excess of $50,000 in the aggregate, except in the ordinary course of business; (g) declared, set aside or paid any dividend with respect to the outstanding shares of Company Common Stock; (h) changed any material tax election or settled any material tax claims, in each case other than in the ordinary course of business; or (i) entered into any agreement to take any of the actions referred to in clauses “(c)” through “(h)” of this sentence.

2.6 Customers; Distributors and Vendors. Since June 30, 2009, neither the Company nor any of its Subsidiaries had received written notice from any of its material distributors, customers or suppliers indicating that there has been a material adverse change in the relationship between the Company or any of its Subsidiaries and such distributor, customer or supplier. Since June 30, 2009, no Contract between the Company or any of its Subsidiaries and any of their material distributors has been terminated other than as a result of the expiration of the term of any such Contract. There is no existing breach or default on the part of the Company or any of its Subsidiaries of their exclusivity restrictions or obligations under any Contract except to the extent described in Part 2.6 of the Disclosure Schedule.

2.7 Indebtedness; Receivables; Liabilities.

(a) As of August 31, 2009, the Company’s net debt was no more than $2,075,000, which is the amount by which (i) the Company’s aggregate indebtedness for borrowed money outstanding as of such date exceeded (ii) the sum of the Company’s cash, cash equivalents and short-term investments as of such date, determined in accordance with GAAP (applied on a basis consistent with the basis on which the financial statements contained in the Company SEC Documents have been prepared). From August 31, 2009 to the date of this Agreement, the Company has not incurred any indebtedness for borrowed money.

(b) All existing accounts receivable of the Company and its Subsidiaries (including those accounts receivable reflected on the Latest Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2009 and have not yet been collected): (i) represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Company’s Knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $5,000 in the aggregate).

(c) The Company and its Subsidiaries do not have and are not responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such on the face of the Latest Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Company and its Subsidiaries since June 30, 2009 in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company and its Subsidiaries under any Contracts to which the Company and or any of its Subsidiaries is a party, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Contracts made available to Parent prior to the date of this Agreement; (d) liabilities described in Part 2.7(c) of the Disclosure Schedule; and (e) liabilities and obligations under this Agreement.

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2.8 IP Rights.

(a) Part 2.8(a) of the Disclosure Schedule sets forth a complete list, along with the jurisdiction and applicable registration or serial number, of all patents, registered marks or trade dress, registered copyrights, registered mask works, registered designs, and registered domain names, along with all pending applications to issue or register the same, owned by the Company or any Subsidiary (the “Registered IP”). The Company or one of its Subsidiaries is the sole and exclusive owner of all Registered IP and all Company IP, free of all liens and security interests (other than Permitted Encumbrances). Neither the Company nor any of its Subsidiaries has granted any exclusive license to any such Registered IP or Company IP to any other Person (other than licenses which have expired, have been terminated or are no longer in effect for any other reason). The Registered IP that is issued is valid, subsisting and enforceable and (to the Knowledge of the Company), the Registered IP that is registered but not yet issued is valid, subsisting and enforceable, and, to the Knowledge of the Company as of the date of this Agreement, no action is threatened in writing or pending challenging the validity or enforceability of any Registered IP that is issued or registered. To the Knowledge of the Company, no third party has infringed or misappropriated, or is infringing or misappropriating, any material IP Right of the Company or any Subsidiary.

(b) The Company and each of its Subsidiaries has the right and operational ability to exploit all IP Rights necessary to enable the Company and its Subsidiaries to conduct their business substantially in the manner in which their business is currently being conducted. Neither the Company nor any Subsidiary has infringed, improperly disclosed or misappropriated the IP Rights of any third party. Neither the Company nor any Subsidiary has been the subject of any suit, arbitration or administrative proceeding since January 1, 2007 alleging, or received any other written notices from any third party since January 1, 2007: (i) alleging that the Company or any Subsidiary has infringed, improperly disclosed, misappropriated, converted or otherwise damaged the IP Rights of any third party; or (ii) inviting or demanding that the Company or a Subsidiary take a license in order to avoid the future infringement of IP Rights of a third party.

(c) Neither the Company nor any Subsidiary has entered into, except in the ordinary course of business under standard forms of the Company’s or its Subsidiaries’ Contracts made available to Parent, any written agreement to indemnify, defend or hold harmless any third party for or against any infringement, misappropriation, or other conflict with the IP Rights of any third party. There are no suits or actions pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in which it is alleged that the Company or any Subsidiary has infringed, misappropriated or improperly disclosed the IP Rights of any third party.

(d) The Company and its Subsidiaries have taken and are taking the following steps, to the extent that such steps are commercially reasonable and necessary to establish, perfect, and defend their ownership of Registered IP and Company IP or their right to use licensed third party IP Rights: (i) using appropriate patent, trademark and copyright designations on products and in marketing materials; (ii) complying with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain each item of Registered IP in full force and effect; (iii) requiring all employees and contractors who have invented inventions covered by patents owned by the Company or Subsidiary, or were involved in the

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development of other Company IP, to assign all rights and interests in such inventions and other Company IP to the Company or relevant Subsidiary; and (iv) taking reasonable steps to protect trade secret and other confidential information, including requiring a non-disclosure agreement before trade secret or other material confidential information is disclosed to a third party. The Company and its Subsidiaries, have complied, in all material respects, with all internal policies, applicable statutes, regulations, orders, and other legal requirements relating to the fair and proper use of personally identifiable information of employees and contractors of the Company and its Subsidiaries. To the Knowledge of the Company, no confidential or trade secret information of the Company, or personally identifiable information in the possession, custody or control of the Company or any Subsidiary has been lost, stolen, or improperly disclosed. All persons identified as inventors in the patents owned by the Company or any Subsidiary have assigned all of their rights in the relevant inventions to the Company, relevant Subsidiary or predecessor in interest thereof.

(e) Except for third party Software commercially available in the market for licensing on standard terms, all Software sold or licensed by Company or its Subsidiaries to the customers of the Company and its Subsidiaries independently or bundled with other components, products or services of Company and its Subsidiaries, is owned entirely and exclusively by the Company or a Subsidiary and is free to be licensed or sold on the terms such Software is licensed or sold. The Company, directly or through its Subsidiaries, is in actual possession of or has necessary control over the source code and object code of all Software owned by the Company or any Subsidiary. Neither the Company nor any Subsidiary has disclosed or licensed to any third party any source code of Software owned by the Company or any Subsidiary except pursuant to written source code escrow agreements containing license and confidentiality terms that reasonably protect the Company’s rights in such Software. Neither the Company nor any of its Subsidiaries is obligated to support or maintain any of the Software except pursuant to agreements that will terminate by their terms or are terminable by the Company (other than for cause) on a periodic basis and that provide for one or more payments to the Company or Subsidiary for the period of such services. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Software owned by the Company or any Subsidiary to any other Person. None of the Software owned by the Company or its Subsidiaries and, to the Knowledge of the Company, none of the Software used or licensed by the Company or its Subsidiaries contain any time bomb, virus, worm, trojan horse, back door, drop dead device, or any other code that would intentionally interfere with the normal operation of such Software, or that is intended to allow circumvention of security controls for the same, or that is intended to cause damage to hardware, software or data.

(f) No federal, state, local or other governmental entity, nor any university, college, or academic institution has financially sponsored research and development conducted by the Company or its Subsidiaries, or has rights in Software or IP Rights and purported to be owned by the Company or any Subsidiary. Neither the Company nor any Subsidiary has participated in any standards-setting activities or joined or contributed to any standards-setting or similar organizations that would reasonably be expected to (i) restrict the ability of the Company or any of its Subsidiaries to enforce Company IP or IP Rights purported to be owned by the Company or any Subsidiary, (ii) require or obligate the Company to license to any Person Company IP or IP Rights purported to be owned by the Company or any Subsidiary, or (iii)

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restrict the ability of the Company or any of its Subsidiaries to exclude others from using any Software or IP Rights purported to be owned by the Company or any Subsidiary. None of the Software purported to be owned by the Company or any Subsidiary, or incorporated by the Company or any Subsidiary into its products or services contain any open source code or other code or technology which could (i) require the public disclosure, third party distribution, or general licensing of Software or other IP Rights owned by the Company or any Subsidiary, (ii) limit the ability of the Company or a Subsidiary to license or charge fees or royalties for such Software or IP Rights, or (iii) require the Company or a Subsidiary to permit the reverse engineering, decompilation, disassembly, or creation of derivative works based upon of Software owned by the Company or a Subsidiary.

2.9 Title to Assets; Real Property.

(a) The Company or one of its Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by the Company or its Subsidiaries on the Latest Balance Sheet (except for tangible assets sold or disposed of since that date and except for tangible assets being leased to the Company or one of its Subsidiaries) free of any liens or encumbrances (other than Permitted Encumbrances).

(b) Neither the Company nor any of its Subsidiaries owns any real property.

(c) Part 2.9(c) of the Disclosure Schedule sets forth a list of all real estate leases pursuant to which the Company or any of its Subsidiaries leases real property (the “Leased Real Property”) from any other Person. Neither the Company nor any of its Subsidiaries is a party to any written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting the right of use or occupancy of the Leased Real Property to any other Person.

(d) The Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each Leased Real Property, free and clear of all liens and encumbrances except for Permitted Encumbrances.

2.10 Contracts.

(a) Part 2.10(a) of the Disclosure Schedule contains a list of each of the following Contracts that is in force and effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party: (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act (if such registration statement or report was filed by the Company with the SEC on the date of this Agreement); (ii) each Contract that restricts the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business; (iii) each indemnification or employment Contract with any director or officer of the Company or its Subsidiaries or with any employee or consultant of the Company or its Subsidiaries (other than offer letters with employees providing for at-will employment); (iv) each loan or credit agreement, mortgage, note or other Contract evidencing indebtedness for money borrowed by the Company or any of its Subsidiaries from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or

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any of its Subsidiaries; (v) each customer or supply Contract (excluding purchase orders given or received in the ordinary course of business) under which the Company or any Subsidiary of the Company paid to or received from such customer or supplier in excess of $50,000 in fiscal year 2008 or in excess of $50,000 in the six months ended June 30, 2009; (vi) each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source; (vii) each collective bargaining agreement; (viii) each Real Property Lease; (ix) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any of its Subsidiaries is required to make rental payments in excess of $50,000 per year; (x) each Contract relating to a joint venture, partnership or other strategic arrangement, or involving a sharing of costs, profits or losses with another Person; (xi) each Contract with a distributor or sales agent of the Company or any of its Subsidiaries (whether or not exclusive); (xii) each agreement that includes the grant to the Company or any of its Subsidiaries of a license to IP Rights owned by a third party and that is not a standard non-exclusive license agreement for a commercially available product; (xiii) each Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company or any of its Subsidiaries; (xiv) each Contract relating to the acquisition, transfer, or development of any IP Rights entered into by the Company or any of its Subsidiaries; and (xv) each Contract imposing any exclusivity or similar restriction on the Company or any of its Subsidiaries or granting exclusivity to any other Person (each Contract listed in Part 2.10(a) of the Disclosure Schedule being referred to as a “Material Contract”). Each of the Material Contracts is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where such failures to be valid and binding or to be in full force and effect do not constitute a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any Contract containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of the Company or its Subsidiaries.

(b) There is no existing material breach or default on the part of the Company or any of its Subsidiaries under any Material Contract and, to the Knowledge of the Company, there is no existing breach or default on the part of any other Person under any Material Contract. No event has occurred that, with or without notice or lapse of time, would constitute a material breach or default by the Company or any of its Subsidiaries, or permit termination, material modification or acceleration, under any Material Contract.

(c) The Company has made available to Parent correct and complete copies of each written Material Contract in effect as of the date of this Agreement, together with all amendments and supplements thereto in effect as of the date of this Agreement.

2.11 Compliance with Legal Requirements. The Company and its Subsidiaries are in material compliance with and have complied in a timely manner and in all material respects with all Legal Requirements applicable to their businesses or relating to any of the property owned, leased or used by them (including the Foreign Corrupt Practices Act of 1977, any other Legal Requirements regarding use of funds for political activity or commercial bribery, the Sarbanes-Oxley Act of 2002, Legal Requirements relating to equal employment opportunity, discrimination, occupational safety and health, environmental matters, interstate commerce, anti-kickback, healthcare and antitrust, export control (including those Legal Requirements

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administered by the U.S. Department of Commerce and the U.S. Department of State) and asset control (including those Legal Requirements administered by the U.S. Department of the Treasury)).

2.12 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the Knowledge of the Company, threatened in writing) against the Company or any of its Subsidiaries, any present or former executive officer, director or employee of the Company or any of its Subsidiaries relating to his or her actions or inactions in such status or any other Person for whom the Company or any of its Subsidiaries would be liable.

(b) There is no material court order or judgment specific to the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is subject.

2.13 Governmental Authorizations. The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable them to conduct their businesses in substantially the manner in which such businesses are currently being conducted. The material Governmental Authorizations held by the Company and its Subsidiaries are, in all material respects, valid and in full force and effect. The Company and its Subsidiaries are in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2008 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body: (a) asserting any material violation of any term or requirement of any material Governmental Authorization; or (b) notifying the Company or one of its Subsidiaries of the revocation of any material Governmental Authorization.

2.14 Tax Matters.

(a) All material tax returns required to be filed by the Company and its Subsidiaries with any Governmental Entities with respect to taxable periods ending before the Closing Date (including any schedule or attachment thereto or any amendment thereof) (the “Company Returns”): (i) have been or will be filed on or before the applicable due date (as such due date may have been or may be extended), and (ii) are, or will be when filed, true and accurate in all material respects. The Company and its Subsidiaries have timely paid or will timely pay any taxes due except to the extent such taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) The Latest Balance Sheet fully accrues the material liabilities of the Company and its Subsidiaries for taxes with respect to all periods through June 30, 2009 in accordance with GAAP and the unpaid taxes of the Company and its Subsidiaries as of the Closing Date will not exceed by a material amount the reserve for taxes set forth on the Latest Balance Sheet as updated for adjustments due to the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing the Company Returns.

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(c) (i) There are no examinations or audits of any Company Return currently underway; (ii) no extension or waiver of the limitation period applicable to any Company Return is in effect; (iii) no Legal Proceeding is pending (or, to the Knowledge of the Company, is being overtly threatened) by any tax authority against the Company or any of its Subsidiaries in respect of any material tax; (iv) there are no material unsatisfied liabilities for taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any tax (other than liabilities for taxes asserted under any such notice of deficiency or similar document which are being contested in good faith); (v) there are no liens for material taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by section 355 of the Code; and (vii) neither the Company nor any of its Subsidiaries has entered into any transaction defined in Treasury Regulation section 1.6011-4(b). Neither the Company nor any of its Subsidiaries is required to include any adjustment in taxable income for any tax period pursuant to Section 481 or 263A of the Code, and there are no applications pending with any Governmental Body requesting permission for changes in any of the accounting methods of the Company or any of its Subsidiaries for tax purposes. Neither the Company nor any of its Subsidiaries has been a member of any combined, consolidated or unitary group for which it is or will be liable for taxes under principles of or similar to Section 1.1502-6 of the Treasury Regulations.

(d) There is no agreement between the Company or any of its Subsidiaries and any employee or independent contractor of the Company or any of its Subsidiaries that will give rise to any payment that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither the Company nor any of its Subsidiaries is a party to any material tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract with a third party.

(e) For purposes of this Agreement, “tax” or “taxes” shall mean (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause “(i)” of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by Contract or otherwise.

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2.15 Employee Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, vision, dental or other health plans, life insurance plans, and any other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company, or to which the Company contributes or is obligated to contribute thereunder, or with respect to which the Company has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors or officers of the Company and/or their dependents (collectively, the “Company Plans”).

(b) The Company has provided or made available to Parent copies of all: material Company Plans (including all amendments and attachments thereto); written summaries of any material Company Plan not in writing; all related trust documents; all insurance contracts or other funding arrangements to the degree applicable for material Company Plans; the most recent annual information filings (Form 5500) and annual financial reports for those Company Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); all material written agreements and contracts relating to each material Company Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Company Plans (where required) and the most recent actuarial valuation and any subsequent valuation or funding advice (where required).

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified, and to the Knowledge of the Company, no fact exists that would lead to a revocation of such letter or disqualification of such Company Plan. Each Company Plan is being operated in compliance with its terms and with all applicable Legal Requirements, except where the failure to operate in such compliance would not be material to the Company or any of its Subsidiaries, taken as a whole.

(d) (i) Neither the Company nor any Subsidiary has any actual or contingent liability with respect to any plan subject to Title IV or Part 3 of Title I of ERISA or, in the case of a Company Plan maintained outside of the United States, any similar law; (ii) no Company Plan provides benefits in the nature of health or medical insurance following termination of employment, except as required by Part 6 of Title I of ERISA or similar state law; (iii) all contributions or other amounts required to be paid by the Company or its Subsidiaries between January 1, 2007 and the date of this Agreement with respect to each Company Plan have been paid or accrued in accordance with GAAP; (iv) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) with respect to any Company Plan; (v) as of the date of this Agreement, no Company Plan is (or within the last three years has been) the subject of an audit or investigation by any Governmental Body, or has participated in a voluntary compliance, closing agreement, amnesty,

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or similar program sponsored by a Governmental Body; and (vi) there has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(e) Part 2.15(e) of the Disclosure Schedule discloses: (i) each agreement that provides for the payment of any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment becoming due to any current or former employee under any Company Plan because of this Agreement (or the consummation of the transactions contemplated hereby); (ii) any increase in any material respect of any benefit otherwise payable under any Company Plan; (iii) each agreement that provides for any acceleration in any material respect of the time of payment or vesting of any such benefits under any Company Plan; (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Merger; or (v) each agreement that provides for any tax “gross-up,” tax indemnification or similar payment based on a tax obligation pursuant to Section 4999 of the Code.

(f) To the Knowledge of the Company, no payment pursuant to any Company Plans or other arrangement between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the proposed United States Treasury Regulations and IRS guidance thereunder), would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transactions contemplated by this Agreement, or otherwise.

(g) The Company and each of its Subsidiaries is in material compliance with all applicable Legal Requirements relating to the employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act).

2.16 Labor Matters. There are no collective bargaining agreements, other labor union or foreign work council agreements to which the Company or any of its Subsidiaries is a party, and the Company has no collective bargaining relationship with any labor organization. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any Legal Proceeding seeking to compel any of them to bargain with any labor organization as to wages or conditions. To the Company’s Knowledge, since January 1, 2008, neither the Company nor any of its Subsidiaries was the subject of any labor union organizing activity or had any material actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

2.17 Environmental Matters. The Company and each of the Subsidiaries are and have been in compliance with all applicable Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws, except as has not resulted in and would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. There is no pending or, to the Company’s Knowledge, threatened in writing claim, lawsuit or administrative proceeding against the Company or any of the Subsidiaries,

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under or pursuant to any Environmental Law. Neither the Company nor any of the Subsidiaries has received written notice from any Person, including any Governmental Body, alleging that the Company or any of the Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved, except as has not resulted in and would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. With respect to the real property that is currently owned, leased or operated by the Company or any of the Subsidiaries, and (to the Knowledge of the Company) with respect to any real property that formerly has been owned, leased or operated by the Company or any of the Company Subsidiaries, there have been no releases of Hazardous Substances on, onto, from, or underneath any of such real property, for which releases the Company or any of its Subsidiaries would have any material liability under Environmental Law. There are no environmental site assessments, environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries, with respect to any property now or formerly owned, operated or leased by the Company or any of its subsidiaries, that have not been made available to Parent or Acquisition Sub prior to the execution of this Agreement. Neither the Company nor any of its Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for, any material liability or obligation arising under or relating to Environmental Laws.

2.18 Insurance. Since January 1, 2008, the Company has not received any written communication notifying the Company of any: (a) cancellation or invalidation of any material insurance policy held by the Company (except with respect to policies that have been replaced with similar policies); (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by the Company; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy held by the Company. There is no pending material claim by the Company under any insurance policy held by the Company.

2.19 Transactions with Affiliates. To the Knowledge of the Company, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.20 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board as of the date of this Agreement has duly adopted resolutions by which such Company Board has: (a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement and approved the Merger; and (c) resolved to make the Company Board Recommendation and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, and assuming the accuracy of Parent’s representations and warranties in Section 3.6, the Required Stockholder Vote and the filing of the appropriate merger documents as required by the

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DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Vote Required. Assuming the accuracy of Parent’s representations and warranties in Section 3.6, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the meeting of stockholders of the Company described in Section 5.2 (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.22 Non-Contravention; Consents. Except as listed on Part 2.22 of the Disclosure Schedule, the execution and delivery of this Agreement and the performance of its obligations hereunder by the Company and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries; (b) cause a violation by the Company or any of its Subsidiaries of any Legal Requirement applicable to the business of the Company or any of its Subsidiaries; (c) constitute a breach or violation of, cause a default on the part of the Company or any of its Subsidiaries under, result in the termination or expiration of, result in a material alteration of the terms of or result in a loss of rights or options under any Material Contract; or (d) result in any entitlement to or acceleration of any right to any payment or vesting owed by the Company or any of its Subsidiaries under any Material Contract; except, in the case of clauses “(b)”, “(c)” and “(d)” of this sentence, as would not in the aggregate reasonably be expected to result in (i) a material liability to the Company or its Subsidiaries, (ii) any damages or other relief that would reasonably be expected to be material to Parent or the Company or its Subsidiaries or (iii) a prohibition or limitation in any material respect on Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation. Except as may be required by the Exchange Act, the DGCL or applicable antitrust or competition laws, neither the Company nor any of its Subsidiaries is required to make any filing with or to obtain any Consent from any Person in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger.

2.23 Board Approvals; Anti-Takeover. As of the date of this Agreement, the Company Board recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (such recommendation that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”). Assuming the accuracy of Parent’s representations and warranties in Section 3.6, the Company Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder and the Merger.

2.24 Opinion of Financial Advisor. The Company Board has received the opinion of Seven Hills Group LLC to the effect that, as of the date of such opinion and subject to various qualifications and assumptions, the Per Share Merger Price is fair, from a financial point of view,

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to the holders of shares of Company Common Stock (other than as set forth in such opinion). The Company will provide a signed copy of the opinion to Parent solely for informational purposes after receipt thereof by the Company.

2.25 Brokers; Transaction Expenses.

(a) No broker, finder or investment banker (other than BroadOak Partners, LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(b) Part 2.25(b) of the Disclosure Schedule provides an accurate and complete breakdown of: (i) all unpaid Transaction Expenses incurred by or on behalf of the Company and its Subsidiaries on or prior to September 3, 2009; and (ii) a good faith estimate of all Transaction Expenses that are or will become payable on or prior to the Effective Time. From September 3, 2009 to the date of this Agreement, the Company has not incurred any Transaction Expenses except as set forth in Part 2.25(b) of the Disclosure Schedule.

2.26 Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Acquisition Sub for inclusion in the Proxy Statement.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority necessary to carry on its business as it is now being conducted. Each of Parent and Merger Sub is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

3.2 Authority; Binding Nature of Agreement.

(a) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement by the Company and Merger Sub, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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(b) Merger Sub has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Merger Sub have been duly authorized by all necessary corporate action on the part of Merger Sub. Prior to the Effective Time, Parent, as the sole stockholder of Merger Sub, will vote the shares of Merger Sub stock in favor of the adoption of this Agreement, as and to the extent required by applicable Legal Requirements, including the DGCL. This Agreement has been duly executed and delivered on behalf of Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention. The execution and delivery of this Agreement and the performance of its obligations hereunder by the Company and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub or (b) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to the business of Parent or Merger Sub, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

3.4 No Legal Proceedings Challenging the Merger. As of the date of this Agreement, (a) there is no Legal Proceeding pending against Parent or Merger Sub challenging the Merger or the other Contemplated Transactions, and (b) to Parent’s Knowledge no Legal Proceeding has been threatened against Parent or Merger Sub challenging the Merger or the other Contemplated Transactions.

3.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger and the other Contemplated Transactions. Merger Sub has engaged in no activities other than those contemplated by this Agreement and has no liabilities other than those contemplated by this Agreement.

3.6 Ownership of Company Common Stock. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times since January 1, 2006 neither Parent nor any of Parent’s Subsidiaries directly or indirectly has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

3.7 Financing. As of the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

3.8 Proxy Statement. None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

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4.	CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the Company shall at reasonable times and upon reasonable notice, and shall cause its Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel, books, records, tax returns, material operating and financial reports, work papers and other documents and information relating to the Company and its Subsidiaries; (b) provide Parent and Parent’s Representatives with such copies of the books, records, tax returns, work papers and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Company and its Subsidiaries to discuss such matters as Parent may reasonably deem necessary or appropriate. During the Pre-Closing Period, Parent shall promptly provide the Company with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of Parent or Merger Sub in connection with the Merger or any of the other Contemplated Transactions.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, unless Parent has given its prior written consent or as set forth in Part 4.2(a) of the Disclosure Schedule: (i) the Company shall use commercially reasonable efforts to conduct, and to cause each of its Subsidiaries to conduct, its business and operations in the ordinary course and in accordance with past practices in all material respects; (ii) the Company shall use commercially reasonable efforts to, and to cause each of its Subsidiaries to, (A) conduct its business and operations in compliance in all material respects with all applicable Legal Requirements and the material requirements of all Material Contracts, (B) preserve intact its current business organization, (C) keep available the services of its current officers and other employees and (D) maintain its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons with which it material business relationships; (iii) the Company shall keep in full force all material insurance policies and shall renew any Existing D&O Policies (as defined in Section 5.5(b)) that expire during the Pre-Closing Period upon the same terms as in effect on the date of this Agreement; (iv) the Company shall properly withhold and remit to the appropriate Governmental Body all withholding taxes; and (v) the Company shall promptly notify Parent in writing of any Legal Proceeding that is commenced, or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any director, officer or key employee of the Company.

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(b) During the Pre-Closing Period, except as set forth in Part 4.2(b) of the Disclosure Schedule, as specifically contemplated by this Agreement or with the prior written consent of Parent, the Company shall not and shall not permit any of its Subsidiaries to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than repurchases of unvested securities in connection with the termination of service providers);

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement;

(iii) amend or waive any of its rights under, or permit the acceleration of the vesting under (other than as contemplated by Section 1.9(a)), any provision of (A) any of the Company Stock Plans, (B) any Company Option or any agreement evidencing or relating to any outstanding stock option, (C) any restricted stock purchase agreement or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock), except as required by applicable Legal Requirements;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity other than the purchase, in the ordinary course of business consistent with past practices, of marketable securities that would be classified as short-term investments on the Company’s balance sheet;

(vi) make any capital expenditure (except for purchases of demonstration equipment or a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $10,000 individually; and (C) when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement, does not exceed $50,000 in the aggregate);

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract (other than entering into distribution agreements in the ordinary course of business), or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract (other than amending, modifying or terminating distribution agreements in the ordinary course of business);

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other

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Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(ix) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(x) make any pledge of any of its assets or permit any of its assets to become subject to any liens or encumbrances, except for Permitted Encumbrances;

(xi) make a loan to any Person except for advances made to its employees in the ordinary course of business consistent with past practice pursuant to the Company’s policies in order to defray routine travel expenses;

(xii) without limiting the ability of the Company and its Subsidiaries to pay or accrue in accordance with applicable Legal Requirements its obligations for payroll taxes incurred in the ordinary course of business and in accordance with past practices, incur or guarantee any indebtedness;

(xiii) establish, adopt, enter into or amend (except as may be required by applicable Legal Requirements) any Company Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees, except that the Company may amend the Company Plans to the extent required by applicable Legal Requirements;

(xiv) hire or promote any employee (except in order to fill a non-officer position vacated due to an employee’s resignation after the date of this Agreement, which position provides for the same level of compensation as that paid to the former employee at the time of his or her resignation), or terminate the employment of any employee other than for cause;

(xv) except in the ordinary course of business consistent with past practices or as required by applicable Legal Requirements or by the rules and regulations of the SEC or by GAAP (A) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (B) change any of its methods of accounting or accounting practices in any respect;

(xvi) make any material tax election that is not consistent with its prior tax returns;

(xvii) commence or settle any Legal Proceeding, other than in the ordinary course of business consistent with past practices;

(xviii) purchase or renew any liability insurance of any nature, except as contemplated by Section 4.2(a)(iii); or

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(xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or other circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement to the extent that one or more of the conditions set forth in Section 6.1 would reasonably be expected not to be satisfied as a result of such inaccuracy (considered together with any other inaccuracies with respect to such representations or warranties made by the Company in this Agreement); (ii) the Company obtaining Knowledge of any event, condition, fact or other circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement, to the extent that one or more of the conditions set forth in Section 6.1 would reasonably be expected not to be satisfied as a result of such inaccuracy (considered together with any other inaccuracies with respect to such representations or warranties made by the Company in this Agreement), if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or other circumstance; or (B) such event, condition, fact or other circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) the Company obtaining Knowledge of any material breach of any covenant or obligation of the Company such that one or more of the conditions set forth in Section 6.1 would not be satisfied; and (iv) any event, condition, fact or other circumstance that (considered together with any other circumstances) would reasonably be expected to constitute a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

4.3 No Solicitation.

(a) The Company (1) shall not directly or indirectly, including through the actions of its directors and officers, take or permit to be taken any action referred to in clauses “(i)” through “(vi)” of this sentence, and (2) shall not authorize or permit any Representative of the Company directly or indirectly to take any action referred to in clauses “(i)” through “(vi)” of this sentence:

(i) solicit, initiate, induce or knowingly encourage the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any nonpublic information regarding the Company or its Subsidiaries in connection with or in response to an Acquisition Proposal or Acquisition Inquiry except as required by the DGCL or the rules and regulations promulgated by the SEC;

(iii) engage in discussions or negotiations with any Person that shall have made, submitted or announced (or on whose behalf there shall have been made, submitted or announced) an Acquisition Proposal or Acquisition Inquiry, or with any of such Person’s Representatives, with respect to any such Acquisition Proposal or Acquisition Inquiry;

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(iv) release any Person from, or waive any provision of or right under, any confidentiality, non-solicitation, no hire or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights;

(v) approve, endorse or recommend any Acquisition Proposal; or

(vi) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than confidentiality agreements contemplated by this Section 4.3 and except as expressly contemplated by Section 8.1(h));

provided, however, that, notwithstanding anything contained in this Section 4.3(a), prior to receipt of the Required Stockholder Vote (as defined in Section 2.21 above), the Company may take any of the actions referred to in clauses “(ii)” and “(iii)” above in response to an Acquisition Proposal that has been made by such Person (and not withdrawn) if: (A) the Company Board determines, after having consulted with the Company’s outside legal counsel and the Company’s financial advisor, that such Acquisition Proposal constitutes a Superior Offer or is reasonably likely to lead to the submission to the Company of a Superior Offer by such Person; (B) such Acquisition Proposal shall not have proximately resulted from any breach of any of the provisions of this Section 4.3 and neither the Company nor any of its Representatives shall have otherwise breached in any material respect any of the provisions set forth in this Section 4.3; (C) the Company Board determines, after having consulted with the Company’s outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements; (D) prior to the earlier of the furnishing of any such nonpublic information to, or the entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, as the case may be; (E) the Company receives from such Person an executed confidentiality agreement containing provisions at least as favorable to the Company as those contained in the Confidentiality Agreement; and (F) prior to or concurrently with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any officer, director, financial advisor, legal advisor or accounting advisor of or to the Company (whether or not such Person is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Person shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.

(b) Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal (except that the Board shall not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c)) or issuing a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act.

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(c) If the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one business day after obtaining such Knowledge) notify Parent of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Company shall keep Parent informed with respect to material changes in the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(d) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e) To the extent reasonably requested by Parent, the Company shall enforce or cause to be enforced each confidentiality, non-solicitation, no hire or similar agreement to which the Company or any of its Subsidiaries is a party or under which any of them has any rights. The Company shall promptly instruct each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction, equity investment or strategic transaction to destroy (and certify as to the destruction of) or return to the Company and its Subsidiaries all confidential information heretofore furnished to such Person since January 1, 2009 by or on behalf of the Company and its Subsidiaries.

(f) Notwithstanding anything to the contrary contained in Section 8.1(h) or elsewhere in this Agreement, this Agreement may not be terminated pursuant to Section 8.1(h) unless: (i) the Company Board shall have received an Acquisition Proposal that it has determined to be a Superior Offer pursuant to this Agreement and shall have received from the Person making such Acquisition Proposal a binding, written definitive acquisition agreement, duly executed on behalf of such Person, providing for the consummation of the transaction contemplated by such Acquisition Proposal (the “Specified Definitive Acquisition Agreement”); (ii) not less than five business days (or such longer period as provided below) prior to any termination of this Agreement by the Company pursuant to Section 8.1(h), the Company shall have delivered to Parent a written notice (the “Superior Offer Notice”) stating that the Company (or the Company Board) intends to take such action pursuant to Section 8.1(h) and intends to enter into the Specified Definitive Acquisition Agreement relating to such Acquisition Proposal (it being understood and agreed that any determination to send to Parent, or actual delivery to Parent of, a Superior Offer Notice shall not, in and of itself, constitute a Triggering Event), including as attachments to such Superior Offer Notice a copy of the Specified Definitive Acquisition Agreement relating to such Acquisition Proposal and copies of any related documents; (iii) during the five business day period commencing on the date of Parent’s receipt of such Superior Offer Notice (as such period may be extended as provided below), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Offer Notice ceases to be a Superior Offer; and (iv) any definitive written proposal made by Parent to amend this Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(iii)” above shall have been considered by the Company Board in good faith, and, after the expiration

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of the negotiation period described in clause “(iii)” above, the Company Board shall have determined in good faith, after having taken into account the advice of the Company’s outside legal counsel and after consultation with its financial advisor(s), that such Acquisition Proposal still constitutes a Superior Offer; provided, however, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Offer Notice (including as attachments thereto a copy of the new Specified Definitive Acquisition Agreement relating to such amended Acquisition Proposal and copies of any related documents), and the negotiation period described in clause “(iii)” above shall be extended by an additional five business days from the date of Parent’s receipt of such new Superior Offer Notice (except that, if such amendment provides solely for an increase in the dollar amount of the price per share to be paid for Company Common Stock, then such negotiation period shall be extended instead by an additional two business days).

5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1	Proxy Statement.

(a) As promptly as practicable after the date of this Agreement (and in any event by September 15, 2009), the Company shall prepare, and Parent shall provide reasonable cooperation to the Company in the preparation of, a proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting (the “Proxy Statement”). The Company shall: (i) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement; (iii) promptly cause the Proxy Statement to be filed with the SEC; (iv) promptly provide Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand; (v) promptly notify Parent upon the receipt of any comments or requests from the SEC or its staff with respect to the Proxy Statement; (vi) provide Parent with a reasonable opportunity to review and comment on any subsequent drafts of the Proxy Statement and any related correspondence and filings, and include in the Proxy Statement and in any such correspondence and filings all changes reasonably proposed by Parent; (vii) promptly (and in any event within three business days) respond to any comments or requests of the SEC or its staff; and (viii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement (and in any event within five business days after the earlier of (x) notification from the SEC that the SEC will not review the Proxy Statement, (y) expiration of the ten calendar day period provided by Rule 14a-6 under the Exchange Act if on or prior to such expiration the SEC has not provided comments with respect to the Proxy Statement or indicated that it intends to provide such comments and (z) resolution of any SEC comments with respect to the Proxy Statement). To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Contemplated Transactions.

(b) If any event relating to the Company or any of its Subsidiaries occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 5.1(a), (i)

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prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable, and (ii) if appropriate, cause such amendment or supplement to be mailed to the stockholders of the Company. If Parent becomes aware of any information regarding Parent that is required to be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company of such information.

(c) The Company hereby agrees that (i) none of the information included or incorporated by reference in the Proxy Statement (other than information relating to Parent included in the Proxy Statement that was provided in writing by Parent to the Company specifically for inclusion in the Proxy Statement) will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(d) Parent hereby agrees that none of the information relating to Parent that is provided in writing by Parent to the Company specifically for inclusion in the Proxy Statement and that is included in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be included in such information or necessary in order to make the statements included in such information, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement (and in any event within 30 days after the date that the Proxy Statement is mailed to the Company’s stockholders. The Company agrees to cause all proxies solicited in connection with the Company Stockholders’ Meeting to be solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.2(c): (i) the Proxy Statement shall include the Company Board Recommendation; and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted. The Proxy Statement shall include the opinion of Seven Hills Group LLC referred to in Section 2.24.

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(c) Notwithstanding anything to the contrary contained in Section 5.2(b) (but subject to the other provisions of this Agreement), at any time prior to the adoption of this Agreement by the Required Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) at least twenty-four (24) hours prior to any meeting of the Company Board at which the Company Board will consider and determine whether the Company Board Recommendation should be withdrawn or modified in a manner adverse to Parent or such shorter time as provided to the Company Board, the Company delivers to Parent a written notice setting forth the time and date of such meeting, (ii) the Company Board determines, after having consulted with the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation is reasonably likely to result in a breach of its fiduciary obligations under applicable Legal Requirements and (iii) there is not pending any Acquisition Proposal that arose or resulted, directly or indirectly, from any breach of any of the provisions set forth in Section 4.3(a).

(d) Unless this Agreement has been terminated pursuant to Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Regulatory Matters. Each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters (collectively, “Antitrust Laws”) and thereafter make any other required submissions under any Antitrust Laws. The Company and Parent shall: (a) respond as promptly as reasonably practicable to: (i) any inquiries or requests received from the U.S. Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, non-U.S. antitrust authority or other Governmental Body in connection with antitrust or related matters; and (b) use commercially reasonable efforts to: (i) obtain any necessary approvals, and obtain termination of any waiting periods, under any Antitrust Laws; and (ii) contest any action by any Governmental Body seeking to restrain, enjoin, impose conditions upon or alter the Contemplated Transactions.

5.4 Employees and Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions and Legal Requirements, and except in the case of a benefit normally covered by an insurance program not being covered by insurance or in the case that any of the following would result in a duplication of benefits, all employees of the Company and its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be

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eligible to participate in Parent’s health, vacation, 401(k) and severance plans, to substantially the same extent as similarly situated employees of Parent with credit provided for all purposes under such Parent or Surviving Corporation benefit plans after the Effective Time for service provided to the Company except where doing so would result in a duplication of benefits. Parent shall use commercially reasonable efforts to manage the transition of employee benefits for Continuing Employees from the Company Plans to Parent’s employee benefit plans after the Effective Time in a manner designed to preserve or otherwise provide credit for any co-payments or deductibles under benefit plans maintained by Parent or the Surviving Corporation that were paid under comparable Company Plans prior to the Effective Time, as reasonably determined by Parent in its sole discretion. Parent shall use commercially reasonable efforts to cause any waiting or exclusion periods under benefit plans maintained by Parent or the Surviving Corporation to be waived for Continuing Employees. Nothing in this Section 5.4(a) or elsewhere in this Agreement shall be construed to create a right in any employee of the Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment. Except for Indemnified Persons (as defined in Section 5.5(a)) to the extent of their respective rights pursuant to Section 5.5, no Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

(b) The Company shall not take or permit to be taken any action to terminate any employee benefit plan sponsored by the Company or any of its Subsidiaries (or in which any of the them participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; provided, however, that if so directed in writing by Parent no later than five (5) days prior to the Effective Time, the Company shall terminate, effective no later than the day immediately prior to the Effective Time, any such employee benefit plan.

5.5 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of each individual who is an officer or director of the Company as of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of the Company occurring at or prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) or as provided in any indemnification Contract between the Company and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law and the law of the jurisdiction in which the Indemnified Person is employed by the Company).

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”); provided, however, that (i) Parent or the Surviving Corporation may substitute for the Existing D&O Policies a policy or policies containing terms

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not materially less advantageous to the Indemnified Persons, and (ii) neither Parent nor the Surviving Corporation shall be required to pay total annual premiums for the Existing D&O Policies (or for any substitute policies) that exceed, in the aggregate, an amount equal to 150% of the annual premiums paid for the Existing D&O Policies for the most recent policy year prior to the Effective Time (the “Maximum Premium”). In the event the premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium in the aggregate, Parent and the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to as much coverage as can be obtained for a premium equal to the Maximum Premium. In lieu of the foregoing, and notwithstanding anything contained in the first sentence of this Section 5.5(b), the Company may obtain a prepaid tail policy prior to the Effective Time that provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time, provided that the aggregate premium for such tail policy shall not exceed $70,000. The provisions of this Section 5.5(b) shall be deemed to have been satisfied if Parent or the Surviving Corporation obtains prepaid policies that provide the Indemnified Persons with coverage not less advantageous to them than the Existing D&O Policies for an aggregate period of six years with respect to their acts and omissions as officers and directors of the Company occurring prior to the Effective Time.

(c) The obligations under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 5.5 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5). Parent shall cause the Surviving Corporation to fulfill its obligations under Sections 5.5(a) and 5.5(b) above. Parent shall not permit the Surviving Corporation to merge into or consolidate with any other Person, or transfer all or substantially all of its assets to any other Person, unless the resulting or surviving entity or transferee of such assets, as the case may be, assumes (by operation of law or otherwise) the obligations imposed by this Section 5.5.

5.6 Additional Agreements.

(a) Subject to Section 5.6(b), Parent and the Company shall use reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions. The Company and Parent shall provide each other with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give each other a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. The Company and Parent shall each promptly deliver to the other a copy of each such filing or other submission made, each notice given and each Consent obtained during the Pre-Closing Period.

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(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company or any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company or any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other intellectual property or IP Right, or to commit to cause the Company or any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other intellectual property or IP Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company or any of its Subsidiaries to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any material commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to contest any Legal Proceeding or any order, writ, injunction, judgment or decree relating to the Merger or any of the other Contemplated Transactions.

5.7 Disclosure. Without limiting any of the Company’s obligations under the Confidentiality Agreement, the Company shall not, and shall not permit any of its Subsidiaries or their Representatives to, issue any press release or make any disclosure (including communications to customers or employees of the Company or any of its Subsidiaries not consistent with content approved for such purposes by Parent) to the public or otherwise regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such press release or disclosure in writing, which approval shall not be unreasonably withheld, delayed or conditioned; or (b) the Company shall have received the advice of its counsel confirming that such disclosure is reasonably required or advisable by applicable Legal Requirements and the Company advises Parent of the text of such press release or disclosure.

5.8 Parent’s Financing.

(a) Parent is a party to that certain Series C Preferred Stock Purchase Agreement, dated April 9, 2009, as amended, under which the investors identified therein have committed to purchase equity securities of Parent for cash on the Closing Date (as amended, the “Series C Agreement”). Concurrently with the execution of this Agreement, Parent is entering into a Series D Preferred Stock Purchase Agreement with certain investors identified therein providing for, among other things, the sale of equity securities of Parent’s for cash on the Closing Date (the “Series D Agreement”). Parent has delivered or made available to the Company copies of the Series C Agreement and Series D Agreement (together, the “Financing Agreements”). Parent shall use a portion of the funds received under the Financing Agreements on the Closing Date to finance the Merger Consideration. Parent shall use reasonable best efforts to: (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Agreements; and (ii) consummate the transactions contemplated by the Financing Agreements (the “Financing”) on or prior to the Closing Date.

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(b) During the Pre-Closing Period, Parent shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, during the Pre-Closing Period, Parent agrees to notify the Company promptly, and in any event within two business days, if at any time: (i) any of the Financing Agreements shall be terminated for any reason prior to the Closing Date; (ii) any investor that is a party to any of the Financing Agreements notifies Parent that it no longer intends to provide financing to Parent on the terms set forth therein and another investor has not committed to provide such financing, but only to the extent that Parent would not be able to finance all of the Merger Consideration under this Agreement; or (iii) for any reason Parent no longer believes in good faith that it will be able to finance all of the Merger Consideration under this Agreement. Parent shall not directly or indirectly, or permit any Representative of Parent, without the prior written consent of the Company, to take or fail to take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Financing or any Alternate Financing (as defined below). Parent shall not amend or alter, or agree to amend or alter, the Financing Agreements in any manner that would prevent or materially impair or delay the consummation of Contemplated Transactions without the prior written consent of the Company.

(c) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Agreements, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Contemplated Transactions (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for the amount of financing to the extent needed by Parent to fund the Merger Consideration (the “New Commitment Documents”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Documents, including: (i) using commercially reasonable efforts to: (A) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Documents; (B) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Documents; and (C) consummate the Alternate Financing at or prior to the Closing Date; and (ii) seeking to enforce its rights under the New Commitment Documents. In the event Alternate Financing is obtained and a New Commitment Documents are entered into, references in this Section 5.8 to the Financing Agreements shall be deemed to refer to the New Commitment Documents, as applicable.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) The Other Company Representations: (i) shall have been accurate as of the date of this Agreement unless the failure of such Other Company Representations to be accurate, individually or in the aggregate, constitutes a Company Material Adverse Effect; and (ii) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except

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for representations and warranties expressly made only as of a specified date, which need be accurate in all respects only as of the specified date) unless the failure of such Other Company Representations to be accurate, individually or in the aggregate, constitutes a Company Material Adverse Effect; provided, however, that: (A) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a), (1) all materiality qualifications that are contained in such representations and warranties shall be disregarded and (2) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (B) nothing in this Section 6.1(a) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(b).

(b) Each of the Specified Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate in all material respects only as of the specified date); provided, however, that: (A) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b), any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (B) nothing in this Section 6.1(b) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(a).

6.2 Performance of Covenants. Each of the covenants and obligations in this Agreement (other than the covenant and obligation set forth in Section 4.2(b)(ii)) that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects. The covenant and obligation set forth in Section 4.2(b)(ii) shall have been complied with and performed by the Company in all respects.

6.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

6.4 Agreements and Other Documents. Parent shall have received from the Company the following agreements and other documents, each of which shall be in full force and effect:

(a) written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of each of the Company and its Subsidiaries; and

(b) a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer, on behalf of the Company in their capacities as officers of the Company, certifying that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.5 have been duly satisfied.

6.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

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6.6 Regulatory Matters. Any Governmental Authorization required to be obtained in order to consummate the Merger or any of the other Contemplated Transactions under any Legal Requirement shall have been obtained and shall remain in full force and effect.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

6.8 No Governmental Proceedings. There shall not be pending, and there shall not have been threatened, any Legal Proceeding in which a Governmental Body is or has threatened in writing (or overtly threatened) to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or the Company any damages or other relief that would reasonably be expected to be material to Parent or the Company or its Subsidiaries, taken as a whole; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; (d) that would reasonably be expected to materially and adversely affect the right or ability of Parent or the Company and its Subsidiaries to own the assets or operate the business of the Company or any of its Subsidiaries; or (e) seeking to compel the Company or any of its Subsidiaries, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets.

7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement: (i) shall have been accurate as of the date of this Agreement unless the failure of such representations and warranties to be accurate, individually or in the aggregate, has a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; and (ii) shall be accurate as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate only as of the specified date) unless the failure of such representations and warranties to be accurate, individually or in the aggregate, has a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 7.1, all materiality qualifications that are contained in such representations and warranties shall be disregarded.

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7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

7.4 Certificate. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

7.6 Parent Financing. Parent shall have sufficient cash to enable it to pay all amounts required to be paid as Merger Consideration in the Merger.

8.	TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by January 31, 2010 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date proximately results from a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time and such failure constitutes a material breach of this Agreement;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such action is final and nonappealable;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement

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adopted by the Required Stockholder Vote proximately results from a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time and such failure constitutes a material breach of this Agreement;

(e) by Parent if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the conditions set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date Parent gives the Company notice of such inaccuracy or breach;

(g) by the Company if: (i) any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach remains uncured for a period of 30 days commencing on the date the Company gives Parent notice of such inaccuracy or breach; or

(h) by the Company at any time prior to the adoption of this Agreement by the Required Stockholder Vote, in order to accept a Superior Offer and enter into the Specified Definitive Acquisition Agreement relating to such Superior Offer, if (i) the Company has complied with its obligations under Section 4.3 and such Superior Offer shall not have proximately resulted from any breach of any of the provisions of Section 4.3, (ii) the Company and the Company Board shall have satisfied all of the notice, negotiation and other requirements set forth in Section 4.3(f) with respect to such Superior Offer and the negotiation period(s) described in Section 4.3(f) shall have expired, (iii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(d) and (iv) the Company enters into the Specified Definitive Acquisition Agreement relating to such Superior Offer immediately following the termination of this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, the Company may not terminate this Agreement pursuant to any subsection of this Section 8.1 unless the Company Board shall have adopted a resolution specifically recommending the termination of this Agreement pursuant to such subsection.

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8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any covenant or obligation or for any intentional and material breach of any representation or warranty contained in this Agreement.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) at or prior to the time of the termination of this Agreement either (A) the Company Stockholders’ Meeting shall not have been held and completed or (B) an Acquisition Proposal shall have been commenced, submitted or made; and (iii) within six months following such termination, an Acquisition Transaction with respect to the Company is consummated or the Company enters into a definitive agreement with respect to an Acquisition Transaction; then the Company shall pay to Parent, in cash, a nonrefundable fee in the amount of $1,000,000 (the “Termination Fee”) within two business days after entering into a definitive agreement with respect to, or the consummation of, an Acquisition Transaction, whichever is earlier.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and at or prior to the time of the termination of this Agreement, (i) the commencement, submission or making of an Acquisition Proposal shall have been publicly disclosed or announced, (ii) such Acquisition Proposal shall not have been publicly withdrawn as of the date five business days prior to the date of the Company Stockholders’ Meeting (as it may have been adjourned or postponed) and (iii) within six months following such termination, an Acquisition Transaction with respect to the Company is consummated with the party making such Acquisition Proposal pursuant to clause “(i)” above or the Company enters into a definitive agreement with respect to an Acquisition Transaction with the party making such Acquisition Proposal pursuant to clause “(i)” above; then the Company shall pay to Parent, in cash, the Termination Fee within two business days after entering into a definitive agreement with respect to, or the consummation of, an Acquisition Transaction, whichever is earlier.

(d) If this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at or prior to the time of such termination, the Termination Fee.

(e) If this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at or prior to the time of such termination of this Agreement, a nonrefundable fee in the amount of $300,000 (the “Triggering Event Termination Fee”).

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(f) In no event shall more than one termination fee be paid pursuant to Sections 8.3(b), 8.3(c), 8.3(d) or 8.3(e); provided, however, that if Parent has been paid, or is entitled to be paid, the Triggering Event Termination Fee pursuant to Section 8.3(e) and thereafter becomes entitled to be paid the Termination Fee pursuant to Sections 8.3(b), 8.3(c) or 8.3(d), then the Company shall pay to Parent: (i) if the Triggering Event Termination Fee has already been paid, the amount by which the Termination Fee exceeds the Triggering Event Termination Fee at the time such Termination Fee is required to be paid pursuant to Sections 8.3(b), 8.3(c) or 8.3(d), as applicable; or (ii) if the Triggering Event Termination Fee has not been paid, the full amount of the Termination Fee.

(g) Except as provided in Section 8.2, in the event that Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Subsidiaries or any other Person arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

9.	MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of each of the Company and Parent, respectively, at any time (whether before or after the Required Stockholder Vote has been obtained); provided, however, that after the Required Stockholder Vote has been obtained, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery (or to the extent such court does not have subject matter jurisdiction, other state courts) located in the State of Delaware and (b) each of the parties irrevocably waives the right to trial by jury.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 4. The information disclosed in any numbered or lettered part of the Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty or covenant set forth in the corresponding numbered or lettered section in Section 2 and 4, and shall not be deemed to relate to or to qualify any other representation or warranty; provided, however, that if it is reasonably apparent that such information qualifies, and constitutes an exception to, another representation and warranty or covenant contained in Section 2 or 4, as applicable, then such information shall also be deemed to qualify such other representation and warranty or covenant. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty or covenant made by the Company in Section 2 or 4. The disclosure of monetary or other quantitative thresholds in the Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive reimbursement of its actual and reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights under this Agreement may be assigned by any party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any employee or creditor of the Company or any of its Subsidiaries, or any other Person (other than (i) the parties hereto and (ii) the Indemnified Persons (and their respective heirs and personal representatives) to the extent of such Indemnified Persons’ respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature.

9.9 Notices. All notices, requests, instructions or other documents or communications to be given or delivered under this Agreement shall be in writing and shall be deemed given or delivered (i) when sent if sent by facsimile, (ii) when delivered, if delivered personally to the intended recipient and (iii) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address or facsimile telephone number for such party (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Cell Biosciences, Inc.

3040 Oakmead Village Drive

Santa Clara, CA 95051

Attention: Chief Executive Officer

Facsimile: (408) 510-5599

with a copy to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Attention: Suzanne Sawochka Hooper, Esq.

Facsimile: (650) 849-7400

if to the Company:

Alpha Innotech Corp.

2401 Merced St.

San Leandro, CA 94577

Attention: Chief Executive Officer

Facsimile: (510) 483-3227

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with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Dennis R. DeBroeck, Esq.

  R. Gregory Roussel, Esq.

Facsimile: (650) 938-5200

9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions.

9.11 Non-Exclusivity; Remedies. Subject to Section 8.3(g), the respective rights and remedies of the Company and Parent under this Agreement are not exclusive of or limited by any other rights or remedies that they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the respective rights, remedies, obligations and liabilities of the Company and Parent under this Agreement are in addition to their respective rights, remedies, obligations and liabilities under all applicable Legal Requirements. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the necessity of demonstrating the inadequacy of monetary damages, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

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(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.14 Company Representations. Parent acknowledges and agrees that no representation or warranty related to the Company or its Subsidiaries or their current or future financial performance, operations or business have been made by the Company or its Subsidiaries or their Representatives, or are being relied upon by Parent in connection with this Agreement, the Merger or the Contemplated Transactions other than the representations and warranties made in this Agreement, subject to the Company Disclosure Schedule.

44.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CELL BIOSCIENCES, INC.

By:	/s/ Timothy Harkness
Name:	Timothy Harkness
Title:	President and CEO

ASTRO ACQUISITION SUB, INC.

By:	/s/ Timothy Harkness
Name:	Timothy Harkness
Title:	President and CEO

ALPHA INNOTECH CORP.

By:	/s/ Ronald Bissinger
Name:	Ronald Bissinger
Title:	Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction (it being understood that for the sole purpose of Sections 8.3(b) and 8.3(c) of the Agreement, the references to “20%” in the definition of “Acquisition Transaction” shall be deemed instead to refer to “50%”).

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than (1) the Merger, (2) the Contemplated Transactions and (3) any transaction in furtherance of the consummation of the Contemplated Transactions with the express consent of Parent) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; or (ii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company (other than a transaction in which the Company or any of its Subsidiaries issues securities to another Entity that is the Company or any of its Subsidiaries immediately prior to the issuance of such securities); or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 20% or more of the consolidated net revenues of the Company and its Subsidiaries, consolidated net income of the Company and its Subsidiaries or consolidated book value of the assets of the Company and its Subsidiaries or (ii) 20% or more of the fair market value of the assets of the Company and its Subsidiaries;

provided, however, that, for the sole purpose of Sections 8.3(b) and 8.3(c) of the Agreement, the references to “20%” in this definition of “Acquisition Transaction” shall be deemed instead to refer to “50%”.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

A-1.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Board. “Company Board” shall mean the board of directors of the Company.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company IP. “Company IP” shall mean all IP Rights and instantiations and embodiments thereof, that are owned by, or that another Person has an obligation to assign to, the Company or its Subsidiaries and that are necessary to enable the Company or its Subsidiaries to conduct their business substantially in the manner in which their business is currently being conducted, whether or not such rights are registered, recorded, or associated with an issued patent.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (or any series or group of related effects, changes, events and circumstances) that has or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, capitalization, operations or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) changes in the U.S. or global economy or capital markets in general that do not have a materially disproportionate effect on the Company and its Subsidiaries compared to other companies in the industries in which the Company and its Subsidiaries participate, (ii) changes that affect generally the industries in which the Company participates but that do not have a materially disproportionate effect on the Company and its Subsidiaries, (iii) changes in applicable law or in U.S. GAAP, (iv) any decline in customer orders, or any resignation of any employees, that is attributable to the announcement of the Merger, (v) the failure by the Company and its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (for which revenues or earnings are released) on or after the date of this Agreement, in and of themselves (it being understood, however, that any event, change, event or circumstance giving rise to or contributing to such failure may constitute or give rise to a Company Material Adverse Effect), (vi) compliance with the terms of, or the taking of any action required by, this Agreement, (vii) the actions of Parent, (viii) the outbreak or escalation of war, armed hostilities, acts of terrorism or political instability, or any governmental or other response to any of the foregoing, (ix) any termination of, or breach by any third party under, any Material Contract arising as a result of the Contemplated Transactions, (x) the failure to obtain consent pursuant to, or the termination of, any Material Contract in connection with the Contemplated Transactions, and (xi) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that any event, change, event or circumstance giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute or give rise to a Company Material Adverse Effect).

A-2.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to the Company Stock Plans or otherwise.

Company Stock Plans. “Company Stock Plans” shall mean the following equity plans of the Company, as amended: (a) 1993 Stock Incentive Plan; (b) 2000 Stock Incentive Plan; (c) Amended and Restated 1999 Stock Option Plan; (d) 2001 Milestone Stock Option Plan; and (e) 2006 Equity Incentive Plan.

Company Warrant. “Company Warrant” shall mean a warrant to purchase shares of Company Common Stock issued by the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 22, 2009, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement and the transactions and actions contemplated by the Voting Agreements.

Contract. “Contract” shall mean any legally binding written, oral or implied agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered by the Company to Parent on the date of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of human health or the environment.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean United States generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

A-3.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

Hazardous Substances. “Hazardous Substances” shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “oil,” “pollutant,” “toxic substance,” “hazardous material,” or “contaminant” or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws, including substances containing any asbestos, polychlorinated biphenyls or petroleum compounds.

IP Rights. “IP Rights” shall mean intellectual property rights, however denominated throughout the world, including: (i) patents and patent applications of all types; (ii) industrial property rights; (iii) trademarks, trade names, domain names and service marks; (iv) copyrights, mask works and proprietary works of authorship, and moral rights; (v) trade secrets; and (vi) computer software (in any code format); and (vii) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” shall mean, when used with respect to the Company, the actual knowledge of the employees of the Company set forth on Schedule A; and, when used with respect to Parent, the actual knowledge of any officer or director of Parent.

Latest Balance Sheet. “Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2009, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended June 30, 2009.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought or conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market).

Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

A-4.

Other Company Representations. “Other Company Representations” shall mean the representations and warranties of the Company contained in Section 2 of this Agreement, other than the Specified Representations.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (a) liens for taxes not yet due and payable; (b) liens, encumbrances or imperfections of title, other than mortgages and other voluntary monetary liens and encumbrances, that have arisen in the ordinary course of business and that do not materially adversely affect the current use or value of the properties or assets subject thereto or affected thereby; (c) liens being contested in good faith; (d) liens, encumbrances or imperfections of title resulting from or otherwise relating to any of the contracts referred to in the Disclosure Schedule that do not materially adversely affect the current use or value of the properties or assets subject thereto or affected thereby; (e) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents; and (f) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Software. “Software” means all (i) computer programs, software applications and code, including software implementations of algorithms, models and methodologies, firmware and source code and object code, and (ii) software development and design tools, and software libraries and compilers.

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2, 2.3(a), 2.3(b), 2.7(a), 2.20, 2.21, 2.22(a), 2.23, 2.25(a) and 2.25(b)(i) of this Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, beneficial or financial interests or such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited, written offer made by a third party to purchase all or substantially all of the outstanding shares of Company Common Stock or assets of the Company and its Subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms that the Company Board determines, after having consulted with the Company’s financial advisor, to be (a) more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger and (b) reasonably likely to be consummated if such offer were to be accepted by the Company.

A-5.

Transaction Expense. “Transaction Expense” shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of the Company or any of its Subsidiaries (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, that:

(a) relates directly or indirectly to: (i) the proposed disposition of all or a portion of the business of the Company and its Subsidiaries, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Company and its Subsidiaries; (ii) the investigation and review conducted by Parent and its Representatives with respect to the business of the Company and its Subsidiaries (and the furnishing of information to Parent and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule) or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions; (v) the participation by the Company in any proceedings or negotiations of the type referred to in Section 5.3 of the Agreement; or (vi) the consummation of the Merger or any of the other Contemplated Transactions; or

(b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other Contemplated Transactions.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have failed to recommend that the Company’s stockholders vote to adopt the Agreement or the Company Board shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the Company Board fails to reaffirm publicly the Company Board Recommendation within ten business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iv) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have executed any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal other than as expressly permitted in Section 4.3(a) of the Agreement; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, or filed with the SEC, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) an Acquisition Proposal has proximately resulted from any breach of any of the provisions of Section 4.3, or the Company or any Representative of the Company shall have otherwise materially and willfully breached any of the provisions set forth in Section 4.3 in connection with an Acquisition Proposal.

A-6.

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

EXHIBITS AND SCHEDULES

Exhibit A	-	Certain Definitions

Schedule A	-	“Knowledge” Persons

AGREEMENT AND PLAN OF MERGER

among:

CELL BIOSCIENCES, INC.,

a Delaware corporation;

ASTRO ACQUISITION SUB, INC.,

a Delaware corporation; and

ALPHA INNOTECH CORP.,

a Delaware corporation

Dated as of September 5, 2009